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CUSIP No 37934X100                                           Page 13 of 13 Pages

                                    Exhibit 2

   Letter from Steven A. Van Dyke to Gordon Blankstein, dated January 28, 2002

                           Bay Harbour Management L.C.
                         885 Third Avenue, 34/th/ Floor
                              New York, N.Y. 10022

                                                                January 28, 2002


Mr. Gordon Blankstein
Global Light Telecommunications, Inc.
530-999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2

Dear Gordon:

         As Global Light's largest shareholder, we are writing to express our concern about the excessive dilution that shareholders may be suffering from the Company's efforts to raise cash by selling equity.

         We have received reports that Global Light has recently engaged in or is considering a private placement of common stock and/or warrants to raise cash.

         An equity private placement carries the danger of excessively diluting the Company's existing stockholders unless you fully canvassed the market before committing the Company to a transaction. In this respect, Global Light is fortunate to have substantial institutional investors who understand the Company and would have an interest in increasing their investment. Bay Harbour itself would have an interest, subject to due diligence, in purchasing equity securities of Global Light in a private placement.

         I would like to discuss this matter with you as soon as possible. I believe it is important that we have this conversation before the Company makes any further commitments to raise equity.


                                          Very truly yours,

                                          BAY HARBOUR MANAGEMENT, L.C.,

                                          By: /s/ Steven Van Dyke
                                              ------------------------
                                                 Steven A. Van Dyke, CFA
                                                 Managing Principal and Founder

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